Exhibit 99.1

Misonix Contact:	Investor Relations Contact:
Richard Zaremba	Kevin McGrath / Cameron Associates, Inc.
631-694-9555	212-245-4577
invest@misonix.com	Kevin@cameronassoc.com
MISONIX ANNOUNCES SALE OF FOCUS SURGERY RELATED HIFU BUSINESS
AND OTHER HIFU ASSETS TO USHIFU
MISONIX RETAINS RIGHT TO CONTINUE IN HIFU BUSINESS UTILIZING ITS
OWN PROPRIETARY INTELLECTUAL PROPERTY AND ASSETS
FARMINGDALE, NY — May 28, 2010 — Misonix, Inc. (NASDAQ: MSON), a developer of minimally invasive ultrasonic medical device technology, which is used in Europe for the ablation of tumors and worldwide for acute health conditions, today announced the sale to USHIFU, LLC (“USHIFU”) of all of the rights to the High Intensity Focused Ultrasound (“HIFU”) technology previously obtained from Focus Surgery, Inc. (“FSI”), a wholly owned subsidiary of USHIFU, together with other HIFU related assets. In consideration for the sale Misonix will receive up to approximately $5.8 million dollars, paid out of an earn-out of 7% of gross revenues received by USHIFU related to the businesses being sold, up to the time we have received the first $3 million, and thereafter 5% of gross revenues up to the $5.8 million. Misonix will also be paid for its present inventory of new SB500® machines, inventory associated with manufacturing the SB500® and will be reimbursed for certain monies expended in connection with the HIFU Registry.
The rights sold or transferred include the Manufacturing Agreement for the SB500® console, the Distribution Agreement for the sale of the SB500® for prostate cancer in Europe and the Russian Federation, and the Licenses to develop products using FSI technology in kidney, liver and breast tissue. Misonix will also sell all of the SB500® machines presently used in Europe fee-per-use procedures and for the accumulation of clinical data.
Misonix will retain all of its rights associated with the HIFU related intellectual property and development assets recently purchased from ProRhythm. This intellectual property involves the development of new transducers and lenses to be used in the treatment of tissue using HIFU. This technology may be applied on a worldwide basis to a variety of organs not limited to kidney, liver, or breast tissue treatment.

Michael A. McManus, Jr., President and Chief Executive Officer, stated, “We believe that this transaction provides our shareholders with a number of benefits, including an expected savings of more than $1 million dollars in expenses related to operating these businesses, it also eliminates additional expenses associated with continuing the development of the licensed HIFU products without a partner, and allows us to continue to participate in the HIFU business using our purchased intellectual property rights under the Misonix name. This agreement also resolves any disputes between the parties, and allows us to focus our resources on our medical devices that are on the market or are being developed.
“We are excited about our ability to continue to participate in the development and sale of unique HIFU technology. We have seen early success in developing our own proprietary HIFU transducers and lens technology. We believe this technology may allow us to produce smaller and cheaper transducers that may also satisfy our need for a longer focal length to treat a variety of organs.
Going forward, we will be a dedicated ultrasonic surgical device company developing, manufacturing and selling only devices we own outright.”
About Misonix:
Misonix, Inc. (NASDAQ: MSON) designs, develops, manufactures and markets therapeutic ultrasonic medical devices and laboratory equipment. Misonix’s therapeutic ultrasonic platform is the basis for several innovative medical technologies. Addressing a combined market estimated to be in excess of $3 billion annually; Misonix’s proprietary ultrasonic medical devices are used for wound debridement, cosmetic surgery, neurosurgery, laparoscopic surgery, and other surgical and medical applications. Additional information is available on the Company’s Web site at www.misonix.com.
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With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with the performance of contracts, risks associated with international sales and currency fluctuations, uncertainties as a result of research and development, acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy, risks involved in introducing and marketing new products, potential acquisitions, consumer and industry acceptance, litigation and/or court proceedings, including the timing and monetary requirements of such activities, the timing of finding strategic partners and implementing such relationships, regulatory risks including approval of pending and/or contemplated 510(k) filings, the ability to achieve and maintain profitability in the Company’s business lines, and other factors discussed in the Company’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking relationships.

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